American Funds Global Balanced Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105

Telephone (415) 421-9360
Fax (415) 393-7140

October 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$42,966
Class B	$160
Class C	$2,874
Class F1	$2,396
Class F2	$2,351
Total	$50,747
Class 529-A	$1,636
Class 529-B	$15
Class 529-C	$301
Class 529-E	$80
Class 529-F1	$59
Class R-1	$53
Class R-2	$176
Class R-3	$219
Class R-4	$140
Class R-5	$337
Class R-6	$42
Total	$3,058

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4630
Class B	$0.2561
Class C	$0.2587
Class F1	$0.4566
Class F2	$0.5145
Class 529-A	$0.4533
Class 529-B	$0.2364
Class 529-C	$0.2482
Class 529-E	$0.3803
Class 529-F1	$0.4913
Class R-1	$0.3032
Class R-2	$0.2977
Class R-3	$0.3948
Class R-4	$0.4687
Class R-5	$0.5277
Class R-6	$0.5365

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	96,201
Class B	551
Class C	11,535
Class F1	5,485
Class F2	4,891
Total	118,663
Class 529-A	4,040
Class 529-B	65
Class 529-C	1,356
Class 529-E	226
Class 529-F1	152
Class R-1	174
Class R-2	687
Class R-3	653
Class R-4	368
Class R-5	710
Class R-6	365
Total	8,796

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.38
Class B	$26.34
Class C	$26.33
Class F1	$26.38
Class F2	$26.39
Class 529-A	$26.37
Class 529-B	$26.33
Class 529-C	$26.30
Class 529-E	$26.35
Class 529-F1	$26.38
Class R-1	$26.34
Class R-2	$26.32
Class R-3	$26.35
Class R-4	$26.39
Class R-5	$26.40
Class R-6	$26.40